Exhibit 5.3

August 11, 2017

McCormick & Company, Incorporated

18 Loveton Circle

Sparks, Maryland 21152

Ladies and Gentlemen:

We have acted as special counsel to McCormick & Company, Incorporated, a Maryland corporation (the “Company”), in connection with the Company’s offering pursuant to a registration statement on Form S-3 (No. 333-207757) (as amended and excluding the documents incorporated by reference therein, the “Registration Statement”) and the prospectus, dated August 7, 2017, as supplemented by the prospectus supplement thereto, dated August 9, 2017 (together, the “Prospectus”), of $750 million aggregate principal amount of 2.700% Notes due 2022 (the “2022 Notes”), $700 million aggregate principal amount of 3.150% Notes due 2024 (the “2024 Notes”), $750 million aggregate principal amount of 3.400% Notes due 2027 (the “2027 Notes”) and $300 million aggregate principal amount of 4.200% Notes due 2047 (the “2047 Notes” and, together with the 2022 Notes, the 2024 Notes and the 2027 Notes, the “Securities”). The Securities were issued under an indenture, dated as of July 8, 2011 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”).

In arriving at the opinion expressed below, we have reviewed the following documents:

(a)	the Registration Statement and the documents incorporated by reference therein;

(b)	the Prospectus and the documents incorporated by reference therein;

Cleary Gottlieb Steen & Hamilton LLP or an affiliated entity has an office in each of the cities listed above.

McCormick & Company, Incorporated, p. 2

(c)	an executed copy of the Underwriting Agreement, dated August 9, 2017, between the Company and the several underwriters named in Schedule A thereto;

(d)	an executed copy of the Indenture filed as an exhibit to the Registration Statement and executed copies of the Officers’ Certificates, dated August 11, 2017, establishing the terms of the Securities in accordance with Sections 1.2 and 3.1 of the Indenture; and

(e)	facsimile copies of the Securities in global form as executed by the Company and authenticated by the Trustee.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Securities are the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation) and (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

In giving the foregoing opinion, we have assumed the correctness, without independent investigation, as to matters relating to the law of the State of Maryland, of the opinion of DLA Piper LLP (US), a copy of which is filed as Exhibit 5.2 to the Current Report on Form 8-K of the Company dated August 11, 2017 (the “August 2017 8-K”), and our opinion is subject to all of the limitations and qualifications contained therein. Except insofar as we have assumed the correctness of matters relating to the law of the State of Maryland, the foregoing opinion is limited to the law of the State of New York.

We hereby consent to the use of our name in the Prospectus under the heading “Legal Matters” as counsel for the Company that has passed on the validity of the Securities and to the filing of this opinion as Exhibit 5.3 to the August 2017 8-K. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

McCormick & Company, Incorporated, p. 3

The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Sung K. Kang
Sung K. Kang, a Partner